PRESS RELEASE

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             LIGHTPATH TECHNOLOGIES, INC. ANNOUNCES AMENDMENT TO ITS
          JUNE 30, 1999 FORM 10-KSB AND SEPTEMBER 30, 1999 FORM 10-QSB

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                                                           FOR IMMEDIATE RELEASE


Contact:  Donald E. Lawson, President & CEO
          LightPath Technologies, Inc. (505) 342-1100
          Internet:  www.light.net


(December 17, 1999) - ALBUQUERQUE, NEW MEXICO - LightPath Technologies, Inc. (NASDAQ:LPTHA) announced today that after consulting with its independent auditors, KPMG LLP, about the accounting associated with the Company's partially owned subsidiary LightChip, Inc., it will amend its audited financial statements for the fiscal year ended June 30, 1999 and its unaudited financial statements for the quarter ended September 30, 1999. The principal result of the amendment is that reported basic and diluted net loss per share for fiscal 1999 improved by $.10 from $(.89) to $(.79) and the reported basic and diluted net loss per share for the first quarter improved by $.06 from $(.26) to $(.20). In addition, the recorded value of the investment in LightChip, Inc. was reduced and a corresponding reduction of approximately $1.4 million was made to the Company's stockholders' equity. All of the adjustments were non-cash in nature and have no impact on operations. The summarized adjusted balances are reflected in the table below.

Donald E. Lawson, President and Chief Executive Officer, explained the change in accounting as follows: "This amendment is being filed for the purpose of reversing an increase to our investment in LightChip, Inc. previously recognized based on Staff Accounting Bulletin No. 51. During fiscal 1999 the Company, after consulting with KPMG LLP, had increased the carrying amount of its investment in LightChip and increased paid in capital following a preferred stock equity placement by LightChip. We have subsequently determined, and our independent accountants concur, that the increase to our carrying amount of LightChip was not the correct treatment under SAB 51 and this is the reason for the amended filings. I am pleased, that with this reversal, any future losses attributable to LightChip will not exceed our actual cash investment."

THIS NEWS RELEASE INCLUDES STATEMENTS THAT MAY CONSTITUTE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THIS INFORMATION MAY INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, FACTORS DETAILED BY LIGHTPATH TECHNOLOGIES, INC. IN ITS PUBLIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION

                          LIGHTPATH TECHNOLOGIES, INC.
                     CONDENSED STATEMENTS OF OPERATIONS AND
                            CONDENSED BALANCE SHEETS



SUMMARY FINANCIAL DATA                          YEAR ENDED                      THREE MONTHS ENDED
     (UNAUDITED)                               JUNE 30, 1999                    SEPTEMBER 30, 1999
                                         ---------------------------       ---------------------------
OPERATIONS                               AS REPORTED      AS AMENDED       AS REPORTED      AS AMENDED
                                         -----------      ----------       -----------      ----------
Revenues                                 $ 1,086,126      $ 1,086,126      $   269,105     $   269,105

Operating loss                            (2,856,846)      (2,856,846)        (589,411)       (589,411)

Equity in losses of LightChip, Inc.         (819,882)        (361,671)        (316,130)             --

Net loss                                 $(3,592,229)     $(3,134,018)     $(1,332,508)    $(1,016,378)
                                         ===========      ===========      ===========     ===========
Net loss applicable to common
 shareholders                            $(3,816,880)     $(3,358,669)     $(1,340,666)    $(1,024,536)
                                         ===========      ===========      ===========     ===========
Basic and diluted net loss per share     $      (.89)     $      (.79)     $      (.26)    $      (.20)

Number of shares used in per share
 calculation                               4,271,313        4,271,313        5,222,931       5,222,931
                                         ===========      ===========      ===========     ===========
BALANCE SHEETS

Total Assets                             $ 3,136,326      $ 2,766,630      $ 4,206,558     $ 4,152,992
                                         ===========      ===========      ===========     ===========
Total Liabilities                            328,915          898,915          443,215       1,013,215

Total Stockholders' Equity                 2,767,611        1,827,915        3,723,543       3,099,977

Total Liabilities and
 Stockholders' Equity                    $ 3,136,326      $ 2,766,630      $ 4,206,558     $ 4,152,992
                                         ===========      ===========      ===========     ===========

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